Exhibit 99.(a)(1)(o)

2008 Exhange Offer Calculations

Name of Optionee:		XXXXXXXXXX
Date of Option Exchange Offer:		March 31, 2008
Number of New Stock Shares:		XXX

5/12/2008 SYPR Closing Price:		XXX

Taxable Income		-
Federal	-	25.00%
State (KY)	-	6.00%
Medicare	-	1.45%
Local (KY)	-	1.16%
County (KY)	-	0.60%
Total	-	34.21%
Tax withholding		-

Full shares required		-

Exact shares needed to pay tax withholding		-

Tax withholding overpayment		-	shares

Amount due to shareholder for
tax withholding overpayment		$ -

Balance of shares due to shareholder		-